Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated December 15, 2020, relating to the consolidated balance sheets of ESSA Pharma Inc. (the “Company”) as of September 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity for the years ended September 30, 2020 and 2019 of the Company and the reference to our name in the “Auditors, Transfer Agent and Registrar” section in the Amendment No. 1 to the Company’s registration statement on Form S-3 (File No. 333-250971) filed with the U.S. Securities and Exchange Commission on December 23, 2020.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

December 23, 2020